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                                                                 Exhibit 24.1

Date: June 24, 1998


     I, Margaret Mordhorst, corporate secretary of InterWest Bancorp, Inc. do hereby certify that the following is a true copy of resolutions adopted at the monthly meeting of the Board of Directors of InterWest Bancorp, Inc. duly called and held on the 16th day of June, 1998, at which a quorum was present and voting throughout:

                          [KITTITAS VALLEY BANCORP, INC.]

     In connection with the acquisition of Kittitas Valley Bancorp, Inc., the following action was taken:

     1. The Board of Directors ("Board") of InterWest Bancorp, Inc. ("InterWest"), at a meeting of the Board held on April 20, 1998, previously approved the preparation and filing of a Registration Statement on Form S-4 ("Registration Statement") in connection with the registration of InterWest Shares of common stock to be issued in connection with the acquisition of Kittitas Valley Bancorp, Inc.

     2. Each Director has received and had an opportunity to review a draft of the Registration Statement dated June 12, 1998.

     After discussion and upon motion duly made, seconded and passed, the following resolutions were adopted:

                         [FILING OF REGISTRATION STATEMENT]

     BE IT RESOLVED, That the Registration Statement, substantially in the form presented to and discussed at this meeting, is hereby approved in all respects, with such non-material amendments, deletions or additions as are acceptable to the Proper Officers with the advice of legal counsel;

     BE IT FURTHER RESOLVED, That the proper Officers are authorized and directed to prepare and file, with the assistance of legal counsel and independent accountants, with the Securities and Exchange Commission, the Registration Statement, and all exhibits, amendments, supplements, and other related documents, as shall be necessary to cause the Registration Statement to become effective;

                                  [MISCELLANEOUS]

     BE IT FURTHER RESOLVED, That for the purposes of these Resolutions, the


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     Proper Officers of InterWest are Stephen M. Walden, President and Chief
     Executive Officer, H. Glenn Mouw, Executive Vice President and Chief Financial Officer, and Gary M. Bolyard, Vice Chairman of Corporate Development; and

     BE IT FURTHER RESOLVED, That the Proper Officers, or any of them acting alone, are authorized and directed to take such other actions as may be necessary, advisable, convenient, or proper to carry out the intent of these Resolutions.

                 [PACIFIC NORTHWEST BANK and PIONEER BANCORP, INC.]

     In connection with the acquisition of Pacific Northwest Bank and Pioneer Bancorp, Inc. the following action was taken:

                                     [RECITALS]

     A. On June 15, 1998, Pacific Northwest Bank, a Washington banking corporation ("Pacific") merged (with Pacific as the survivor), with New Pacific Northwest Bank, an interim bank formed by InterWest Bancorp, Inc. ("InterWest"), for the purpose of facilitating the merger, under the terms of an Amended and Restated Agreement and Plan of Merger (the "Pacific Agreement") dated as of January 15, 1998.

     B. On June 16, 1998, Pioneer Bancorp, Inc., a Washington corporation and bank holding company ("Pioneer"), merged with and into InterWest, under the terms of an Agreement and Plan of Merger (the "Pioneer Agreement") dated as of February 4, 1998.

     C. On the effective date of the respective mergers, a total of 38,170 shares of Pacific common stock, $1.00 par value per share, were subject to outstanding options under Pacific's 1988 Stock Option Plan and 1988 Director Stock Option Plan and 30,800 shares of Pioneer common stock, no par value per share, were subject to outstanding options under Pioneer's Amended and Restated Incentive Stock Option Plan (collectively referred to as the "Plans").

     D. Pursuant to Section 2.9 of the Pacific Agreement and Section 2.8 of the Pioneer Agreement, all 38,170 shares of Pacific common stock and all 30,800 shares of Pioneer common stock, subject to unexercised options at the effective time of the respective mergers were automatically converted into options to purchase up to an aggregate of approximately 192,058 shares of InterWest common stock, $0.20 par value per share, based on the respective merger exchange ratios (3.95 shares of InterWest common stock for each share of Pacific common stock


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and 1.3405 shares of InterWest common stock for each share of Pioneer common stock).  No further options will be granted under the Plans.

     E. Consistent with the terms of the respective merger agreements, InterWest now wishes to register the shares of InterWest common stock issuable upon exercise of outstanding options under the Plans with the Securities and Exchange Commission (the "SEC"), and to comply with applicable state blue sky laws. The Board of Directors has reviewed the draft registration statement on Form S-8 ("Registration Statement") presented at this meeting and attached as Exhibit A to these Resolutions, and deems it appropriate and in the best interests of InterWest to take the actions necessary to register the shares of InterWest common stock required to satisfy all converted Pacific and Pioneer options originally issuable under the Plans, and to comply with all state blue sky laws applicable to the Plans.

     Upon motion duly made, seconded and passed, the following resolutions were adopted:

                      [SEC REGISTRATION AND BLUE SKY FILINGS]

     BE IT RESOLVED, That the Proper Officers of InterWest, with the assistance of counsel, are hereby authorized to execute and file with the SEC, and any applicable state securities authorities, the Registration Statement and any necessary amendments thereto, in substantially the form presented at this meeting, to cause the shares of InterWest common stock issuable pursuant to the Plans to be properly registered or otherwise exempt from registration;

                          [ADDITIONAL LISTING APPLICATION]

     BE IT FURTHER RESOLVED, That the Proper Officers of InterWest, with the assistance of counsel, are authorized to execute and file with The Nasdaq National Market, Inc. ("Nasdaq") a Notification Form for Listing of Additional Shares ("Notification") and such other documents, and any necessary amendments thereto, and to take any and all actions as they deem necessary or appropriate to effect the additional listing of the shares with Nasdaq in connection with the issuance of shares in the mergers, including the payment of such filing fees as may be deemed payable for the filing of the Notification;

                                [POWER OF ATTORNEY]

     BE IT FURTHER RESOLVED, That the Proper Officers of InterWest are hereby

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     authorized to execute a Power of Attorney for the Registration Statement appointing Stephen M. Walden and H. Glenn Mouw, and each of them, to sign the Registration Statement and all amendments and related documents on behalf of InterWest, and to file the same with the SEC;

                                     [GENERAL]

     BE IT FURTHER RESOLVED, That the Proper Officers of InterWest are hereby authorized and directed to do and perform all such other acts and things, to pay all necessary fees, to sign all such documents and certificates and to take such other steps as may be necessary, advisable, convenient or proper to carry out the full intent of the foregoing Resolutions, and to comply fully with all applicable rules and regulations; and

     BE IT FURTHER RESOLVED, That for purposes of the foregoing Resolutions, the Proper Officers of InterWest are Stephen M. Walden and H. Glenn Mouw, each with full power to act alone.

Note: Exhibit A to these resolutions is filed with the acquisition documents in the administrative offices of InterWest Bancorp, Inc.


Certified true and correct:


        s/  Margaret Mordhorst
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Margaret Mordhorst, Corporate Secretary